Exhibit 4.2

MYKROLIS CORPORATION

2003 EMPLOYMENT INDUCEMENT AND ACQUISITION STOCK OPTION PLAN

1.    NAME AND PURPOSE.    This plan shall be called the Mykrolis Corporation 2003 Employment Inducement and Acquisition Stock Option Plan (the “Plan”). The Plan has been established to advance the interests of Mykrolis Corporation (“Mykrolis”) by providing a form of stock-based compensation which will permit the Mykrolis to induce highly qualified individuals to accept employment with the Mykrolis or with any of its subsidiaries and will permit Mykrolis to retain qualified employees of companies acquired by Mykrolis or its subsidiaries.

2.    EFFECTIVE DATE AND TERM OF THE PLAN.    The Plan shall become effective as of July 1, 2003 (the “Effective Date”). Options may not be granted under the Plan after the tenth (l0th) anniversary of the Effective Date (the “Term”); provided, however, that all options outstanding as of that date shall remain or become exercisable pursuant to their terms and the terms of the Plan.

3.    ADMINISTRATION.    The Plan shall be administered by the Board of Directors of the Mykrolis (the “Board”) or by Management Development & Compensation Committee of the Board (the “Committee”) composed solely of two or more “Non-Employee Directors” (as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). References herein to the Committee shall be deemed to refer to the Board in the event that the administration of the Plan has not been delegated to the Committee. The Committee may, from time to time, establish such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted pursuant to the Plan shall be final and binding upon Mykrolis and any optionee. No member of the Board of Directors of Mykrolis or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted pursuant thereto.

4.    STOCK AVAILABLE FOR AWARDS.    Subject to the adjustments as provided in Subsection 7.7, the aggregate number of shares of common stock, par value $.01 per share, of Mykrolis (the “Common Stock”) reserved for issue under the Plan shall be the aggregate of (1) 350,000 shares of Common Stock, plus (2) an annual increase to be added on the date of each annual meeting of the stockholders of Mykrolis, beginning with the 2004 annual meeting of the stockholders, equal to one quarter of one percent (0.25%) of the outstanding shares of Common Stock on such date or such lesser amount determined by the Board, The shares of Common Stock that may be delivered in satisfaction of Awards and Options under the Plan. may be authorized, but unissued, or reacquired shares of Common Stock (the “Shares”). Determinations as to the number of Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Committee shall determine from time to time.

If any outstanding option or other award under the Plan expires or is terminated for any reason before the end of the Term of the Plan, the Shares allocable to the unexercised portion of such option shall become available for the grant of other options under the Plan. No shares delivered to Mykrolis in full or partial payment upon exercise of an option pursuant to Subsection 7.3 or in full or partial payment of any withholding tax liability permitted under Section 11 shall become available for the grant of other awards under the Plan.

5.    PARTICIPATION.    Subject to the limitations contained in this Section 5, participants in the Plan (“Participants”) shall include: (i) any prospective or newly-hired employee or Rehire Employee (as defined in paragraph 6 below) of Mykrolis or any of its subsidiaries, in either case to the extent that an award under this Plan is a material inducement to such person’s acceptance of employment with Mykrolis or a subsidiary of Mykrolis; and (ii) any employee of a company (the “Target”) that Mykrolis or any subsidiary of Mykrolis acquires, to the extent that an award under this Plan is in connection with such person’s acceptance of employment with Mykrolis following the acquisition of Target by Mykrolis or a subsidiary of Mykrolis. Participants will be eligible to be granted options to purchase Shares in accordance and consistent with the terms and conditions of the Plan. Except as provided herein, terms and conditions of options granted to a Participant at any given time need not be the same for any other grant of options.

6.    AWARDS.    Awards under this Plan may consist of any or a combination of stock options, restricted stock awards, unrestricted stock awards, deferred stock awards, or awards of securities (other than stock options) convertible into or exchangeable for Shares on such terms as the Committee determines. Awards may be granted under this Plan: (i) as a material employment inducement to persons being hired by Mykrolis or any subsidiary of Mykrolis, and to persons rehired by Mykrolis or any subsidiary of Mykrolis following a bone fide period of interruption of employment (a “Rehire Employee”); or (ii) to convert, replace or adjust outstanding options held by a person employed by any Target to reflect the acquisition of Target by Mykrolis or a subsidiary of Mykrolis. Subject to the foregoing, the Committee shall be authorized to determine from time to time the Participants to be granted Awards, the number of Shares subject to such Awards, and the terms and conditions of the Awards to be granted. All Awards granted under this Section must be approved by either the Board or the Committee prior to such grant.

6.1.    Notice of Awards.    To the extent required by applicable regulations of the Securities & Exchange Commission and of the New York Stock Exchange, Mykrolis shall: (i) provide the New York Stock Exchange with written notice of each Award under this Plan; and (ii) promptly disclose all employment inducement Awards under this Plan in a press release describing the material terms of the award, including the recipient(s) of the Award and the number of shares involved in the Award. Failure to comply with the provisions of this Subsection 6.1 shall not invalidate any Award grant or in any way impair or invalidate the exercise thereof.

7.    TERMS AND CONDITIONS OF OPTIONS GRANTED UNDER THE PLAN.    All stock options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each stock option granted under the Plan shall provide that such option will not be treated as an “incentive stock option,” as that term is defined in Section 422(b) of the Code. All stock options granted under this Plan shall be evidenced by agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following conditions:

7.1.    Term of Options.    The term of each option shall be for a period of not greater than ten (10) years from the date of grant of the option.

7.2.    Option Price.    The exercise price of each option shall be equal to one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of the grant of the option. As used herein the term “Fair Market Value” shall mean the closing price of a share of Mykrolis Common Stock on the New York Stock Exchange (“NYSE”) on the day the option is granted or if no sale of shares of Common Stock is reflected on the NYSE on that day, on the next preceding day on which there was a sale of shares of Common Stock reflected on the NYSE.

7.3.    Medium of Payment.    The option exercise price shall be payable to Mykrolis in United States dollars in cash or by check, bank draft, or money order payable to the order of Mykrolis or if permitted by the Committee: (i) through the delivery of shares of the Common Stock with a Fair Market Value on the date of the exercise equal to the option price, provided such shares are used as payment to acquire not less than 100 Shares, (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to Mykrolis sufficient funds to pay the exercise price, or (iii) by a combination of the above. Fair Market Value will be determined in the manner specified in Subsection 7.2 except as to the date of determination.

7.4.    Exercise of Options.    Except, in the case of awards made pursuant to Section 6(ii), to the extent more favorable to the Participant than the terms of the Target award being converted, replaced or adjusted, the Committee shall have the authority to determine, at the time of grant of each option pursuant to Section 6, the times at which an option may be exercised and any conditions precedent to the exercise of an option. An option shall be exercisable upon written notice to the Chief Financial Officer of Mykrolis or his or her designee, as to any or all Shares covered by the option, until its termination or expiration in accordance with its terms or the provisions of the Plan. Notwithstanding the foregoing, an option shall not at any time be exercisable with respect to less than 100 Shares unless the remaining Shares covered by an option are less than 100 Shares. The option exercise price for the Shares purchased pursuant to an option shall be paid in full upon delivery to the optionee of certificates for such Shares. Exercise by an optionee’s heir or personal representative shall be accompanied by evidence of his or her authority to act, in a form reasonably satisfactory to Mykrolis.

7.5.    Termination of a Participant’s Service with Mykrolis for any Reason Other than Death, etc.    Except, in the case of awards made pursuant to Section 6(ii), to the extent more favorable to the Participant than the terms of the Target award being converted, replaced or adjusted, in the event an optionee shall cease to serve Mykrolis or any subsidiary of Mykrolis as an employee for any reason other than such optionee’s death or Permanent Disability (as defined in Subsection 7.6 below), each option held by such optionee shall, to the extent rights to purchase shares under the option have been accrued at the time such optionee ceases to serve as an employee, remain exercisable, in whole or in part, by the optionee, subject to prior expiration according to its terms and other limitations imposed by the Plan, for a period of ninety (90) days following the optionee’s cessation of service as an employee of Mykrolis. If the optionee dies after such cessation of service, the optionee’s options shall be exercisable in accordance with Subsection 7.6 hereof.

7.6.    Termination of Service for Death or Permanent Disability.    Except, in the case of awards made pursuant to Section 6(ii), to the extent more favorable to the Participant than the terms of the Target award being converted, replaced or adjusted, if an optionee ceases to be an employee by reason of death or Permanent Disability, each option held by such optionee shall immediately become exercisable and shall remain exercisable, in whole or in part, by (in the case of Permanent Disability) the optionee or (in the case of death) the personal representative of the optionee’s estate. If an optionee dies or a Permanent Disability occurs during the extended exercise period following cessation of service specified in Subsection 7.5 above, such option may be exercised any time within the longer of such extended period or one (1) year after death or Permanent Disability, subject to the prior expiration of the term of the option. For purposes of this Subsection, “Permanent Disability” shall mean a determination by the Social Security Administration or any similar successor agency that an optionee is “permanently disabled,” and the date on which a Permanent Disability is deemed to have occurred shall be the date on which such determination by such agency shall have been made.

7.7.    Adjustment in Shares Covered by an Option.    Shares covered by options shall be subject to adjustment as follows:

7.7.1.    Stock Splits and Dividends, etc.    The number of shares covered by each outstanding option, and the purchase price per share thereof, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares resulting from a split in or combination of shares or the payment of a stock dividend on the shares or any other increase or decrease in the number of such shares effected without receipt of consideration by Mykrolis.

7.7.2.    Acquisitions.    If Mykrolis shall be the surviving corporation in any merger or consolidation or if Mykrolis is merged into a wholly-owned subsidiary solely for purposes of changing Mykrolis’s state of incorporation, each outstanding option shall pertain to and apply to the securities to which a holder of the number of shares subject to the option would have been entitled to receive in such transaction.

7.7.3.    Merger or Consolidation where Mykrolis is not the Survivor.    In the event of: (i) a consolidation or merger in which Mykrolis is not the surviving corporation or which results in the acquisition of all or substantially all of Mykrolis’ then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all Mykrolis’ assets, or (iii) a dissolution or liquidation of Mykrolis; then all outstanding options shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock, shall be accelerated, immediately prior to any such transaction and upon consummation of such transaction all options then outstanding and requiring exercise shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence. In the event of a any such transaction, unless otherwise determined by the Board, all Awards that are payable in shares of Stock and that have not been exercised, exchanged or converted, as applicable, shall be converted into and represent the right to receive the consideration to be paid in such transaction for each share of Stock into which such option is exercisable, exchangeable or convertible, less the applicable exercise price or purchase price for such option. In connection with any such transaction in which there is an acquiring or surviving entity, the Board may provide for substitute or replacement options from, or the assumption of options by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Board determines, provided that no such replacement or substitution shall diminish in any way the acceleration of options provided for in this subsection.

7.7.4.    Change in Par Value.    In the event of a change in the shares as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.

To the extent that the foregoing adjustments relate to stock or securities of Mykrolis, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option. Except as expressly provided in this Subsection 7.7, the optionee shall have no rights by reason of any split or combination of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by Mykrolis of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of stock subject to the option. The grant of an option pursuant to the Plan shall not affect in any way the right or power of Mykrolis to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

7.8.    Rights of a Stockholder.    An optionee shall have no rights as a stockholder with respect to any Shares covered by his or her option until the date on which the optionee becomes the holder of record of such Shares. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in Subsection 7.7.

7.9.    Postponement of Delivery of Shares and Representations.    Mykrolis, in its discretion, may postpone the issuance and/or delivery of Shares upon any exercise of an option until completion of the registration or other qualification of the Common Stock under any state and/or federal law, rule or regulation or the listing of the Common Stock on such securities exchange, as Mykrolis may consider appropriate, and may require any person exercising an option to make such representations, including a representation that it is the optionee’s intention to acquire Shares for investment and not with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules, and regulations. In such event no Shares shall be issued to such optionee unless and until Mykrolis is satisfied with the accuracy of any such representations.

7.10.    Non-Transferability.    Except as the Committee otherwise expressly provides subject, in the case of awards made pursuant to Section 6(ii), to the extent more favorable to the Participant than the terms of the Target award being converted, replaced or adjusted, the options granted pursuant to the Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an option may be exercised only by the optionee (or in the event of the optionee’s incapacity, the person or persons legally appointed to act on the optionee’s behalf).

7.11.    Other Provisions.    The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee shall deem advisable.

8.    ADDITION OF TARGET SHARES TO THE PLAN.    Shares available for grant under a pre-existing (within the meaning of the applicable New York Stock Exchange rules) stock option plan of a Target that was approved by the stockholders of the Target may be added to the pool of shares specified in Section 4 above subject to the following conditions:

•	the number of shares added to the Plan shall be appropriately adjusted to reflect the acquisition transaction;

•	the time during which the shares added to the Plan hereunder are available for grant is not extended beyond the period when they would have been available under the pre-existing Target plan, absent the transaction; and

•	the options and other awards are not granted to individuals who were employed, immediately before the acquisition transaction, by Mykrolis or any subsidiary of Mykrolis existing prior to the acquisition transaction.

9.    ADJUSTMENTS IN SHARES AVAILABLE FOR OPTIONS.    The adjustments in number and kind of shares and the substitution of Shares, affecting outstanding options in accordance with Subsection 7.7 hereof, shall also apply to the number and kind of Shares issuable upon the exercise of options to be granted pursuant to Section 6 and the number and kind of Shares reserved for issuance pursuant to the Plan, but not yet covered by options.

10.    AMENDMENT OF THE PLAN.    The Board, insofar as permitted by law, shall have the right from time to time, with respect to any Shares at the time not subject to options, to suspend or discontinue the Plan or revise or amend it in any respect whatsoever.

11.    WITHHOLDING OF TAXES.    Mykrolis shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any Shares, payment by the optionee of any federal, state, or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, an optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing Mykrolis to withhold from the Shares otherwise issuable to the optionee a number of Shares having a Fair Market Value as of the Tax Date (as defined below) equal to the amount of withholding tax obligation; or (iii) delivering to Mykrolis unencumbered shares of Common Stock owned by the optionee having a Fair Market Value, as of the Tax Date, equal to the amount of the withholding tax obligation. The “Tax Date” shall be the date that the amount of tax to be withheld is determined. Fair Market Value shall be determined in the manner specified in Subsection 7.2, except as to the date of determination. An optionee’s election to pay the withholding tax obligation by either of (ii) or (iii) above shall be irrevocable, is subject to prior approval by the Committee, and must be made either six (6) months prior to the Tax Date or during the period beginning on the third business day following the date of release of Mykrolis’ quarterly or annual summary statement of sales and earnings and ending on the tenth business day following such date.

12.    RIGHT OF MYKROLIS TO TERMINATE PARTICIPANT’S SERVICE.    Nothing in this Plan or in the grant of any option hereunder shall in any way limit or affect the right of Mykrolis to terminate the employment of any Participant or optionee.

13.    APPLICATION OF FUNDS.    The proceeds received by Mykrolis from the sale of Shares pursuant to options will be used for general corporate purposes.

14.    NO OBLIGATION TO EXERCISE OPTION.    The granting of an option shall impose no obligation on the optionee to exercise such option.

15.    CONSTRUCTION.    This Plan shall be construed under the laws of the State of Delaware.

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